Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 14 DATED JANUARY 9, 2013
TO THE PROSPECTUS DATED APRIL 13, 2012

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated April 13, 2012, as supplemented by supplement no. 1 dated April 13, 2012, supplement no. 6 dated July 25, 2012, supplement no. 7 dated August 13, 2012, supplement no. 8 dated August 16, 2012, supplement no. 9 dated October 24, 2012, supplement no. 10 dated November 6, 2012, supplement no. 11 dated November 8, 2012, supplement no. 12 dated November 9, 2012 and supplement no. 13 dated December 17, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose an amendment to the advisory agreement.
Amendment to the Advisory Agreement
On January 8, 2013, we entered into an amendment to the advisory agreement with our advisor, KBS Capital Advisors. The amendment defers our obligation to pay asset management fees, without interest, accruing from February 1, 2013 through July 31, 2013. Our advisor further agrees that we will only be obligated to pay them such deferred amounts if and to the extent that our funds from operations, as such term is defined by the National Association of Real Estate Investment Trusts and interpreted by us, as adjusted for the effects of straight-line rents and acquisition costs and expenses (“AFFO”) for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “AFFO Surplus”). The amount of any AFFO Surplus in a given month shall be applied first to pay our advisor asset management fees currently due with respect to such month (including any that would otherwise have been deferred for that month in accordance with this amendment), and then to pay asset management fees previously deferred by our advisor in accordance with this amendment that remain unpaid. Notwithstanding the above, any and all deferred asset management fees that are unpaid shall be immediately due and payable at such time as our stockholders have received distributions in an aggregate amount equal to the sum of (i) our stockholders’ 8% return and (ii) our stockholders’ invested capital.

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